Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 1, 2015, Wright Medical Group, Inc., a Delaware corporation (Wright), and Tornier N.V., a public limited company incorporated under the laws of the Netherlands (Tornier), completed their previously announced merger. Pursuant to the terms of the Agreement and Plan of Merger, dated as of October 27, 2014 (Merger Agreement), by and among Tornier, Wright, Trooper Holdings Inc. and Trooper Merger Sub Inc. (Merger Sub), Merger Sub merged with and into Wright, with Wright continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Tornier (Merger). In connection with the Merger, Tornier changed its corporate name to Wright Medical Group N.V. (Wright N.V. or combined company). Pursuant to the terms of the Merger Agreement, each outstanding share of Wright common stock was exchanged for 1.0309 ordinary shares of Wright N.V.

The issuance of ordinary shares of Wright N.V. in connection with the Merger was registered under the U.S. Securities Act of 1933, as amended (Securities Act, pursuant to a registration statement on Form S-4 (File No. 333-201175) (Registration Statement) filed with the U.S. Securities and Exchange Commission (SEC) and declared effective on May 11, 2015. The joint proxy statement/prospectus of Wright and Tornier dated May 11, 2015, that forms part of the Registration Statement, contains additional information about the Merger.

Immediately subsequent to and contingent upon completion of the Merger, on October 1, 2015, Tornier, Inc. and Tornier SAS, both wholly-owned subsidiaries of Wright N.V., completed the transactions contemplated by the previously announced Asset Purchase Agreement, dated as of August 31, 2015 (Asset Purchase Agreement), between Tornier SAS, Tornier, Inc. and Integra LifeSciences Corporation (Integra). Pursuant to the Asset Purchase Agreement, Tornier, Inc. and Tornier SAS sold to Integra the United States rights to Tornier’s Salto Talaris® and Salto Talaris XT™ line of ankle replacement products and Tornier’s line of silastic toe replacement products, among other assets, for an undisclosed amount of cash. Pursuant to an OUS License Agreement entered into between Tornier SAS and Integra, Tornier SAS retained the right to sell these products outside the United States for up to 20 years unless Integra exercises its option under the Asset Purchase Agreement to purchase the ex-United States rights to the products. Tornier, Inc., Tornier SAS and Integra also entered into other customary ancillary agreements in connection with the transaction, including, among others, a Transition Services Agreement, Transitional Supply Agreement, a Trademark License Agreement and an IP License Agreement.

The unaudited pro forma condensed combined balance sheet at September 30, 2015 gives effect to the Merger as if it had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2014 and nine months ended September 30, 2015 are presented as if the Merger was consummated on January 1, 2014. The unaudited pro forma condensed combined financial statements (Pro Forma Financial Statements) are based on the historical consolidated financial position and results of operations of Wright and Tornier. The following should be read in conjunction with the historical unaudited condensed consolidated financial statements of Wright for the nine months ended September 30, 2015 included in Wright N.V.’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (SEC) on November 5, 2015 and in conjunction with the historical consolidated financial statements of Wright included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the historical unaudited consolidated financial statements of Tornier included in Wright N.V.’s Quarterly Report on Form 10-Q for the nine months ended September 27, 2015 and in conjunction with the historical consolidated financial statements of Tornier included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2014.

United States generally accepted accounting principles (U.S. GAAP) requires that, for each business combination, one of the combining entities be identified as the acquirer, and the existence of a controlling financial interest be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

After taking in consideration all relevant facts, Wright is considered to be the acquirer for accounting purposes primarily because Wright obtained effective control of Tornier. As a result, the Merger will be accounted for as a reverse acquisition. The Merger will constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standards Codification 805, “Business Combinations” (ASC 805). At the date of the Merger, Wright’s assets and liabilities will be presented at their pre-combination amounts and Tornier’s assets and liabilities will be recorded at their estimated fair values. The allocation of the purchase price used in the Pro Forma Financial Statements is based upon a preliminary valuation. Estimates and assumptions are subject to change upon finalization of these preliminary valuations within one year of consummation of the Merger.

As mentioned above, the transaction with Integra occurred immediately subsequent to and contingent upon the completion of the Merger and is deemed to be directly attributable to the transaction as a whole. Therefore, the Pro Forma Financial Statements account for the exclusion of the related assets and liabilities and historical operations as they are not part of the ongoing operations of Wright N.V. subsequent to the Merger.

The Pro Forma Financial Statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the notes to the Pro Forma Financial Statements.

The Pro Forma Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position. The Pro Forma Financial Statements are based upon available information and certain assumptions that Wright N.V.’s management believes are reasonable.

The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The Pro Forma Financial Statements do not reflect any revenue enhancements, anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may be achieved. The allocation of the purchase price to the assets and liabilities acquired reflected in the pro forma financial data is preliminary and is based on Wright N.V.’s management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. The final valuations may result in material changes to the preliminary estimated purchase price allocation.

The pro forma adjustments included in this document are subject to modification depending on changes in interest rates, changes in share prices and the final fair value determination for assets acquired and liabilities assumed, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the completion of thorough analyses to determine the fair value of Tornier’s tangible and identifiable intangible assets and liabilities as of the date the Merger was completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the Pro Forma Financial Statements may change the amount of the purchase price allocated to goodwill, if any, and other assets and liabilities and may impact Wright N.V.’s consolidated statements of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The final adjustments may be materially different from the Pro Forma Financial Statements presented.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the effects of expected cost savings or expected increases in costs, or opportunities to earn additional revenue or potential loss of certain revenue, and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had the two companies been combined during these periods.

The unaudited pro forma equity and net income from continuing operations are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Wright N.V. ordinary shares or the actual or future results of operations of Wright N.V. for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(in thousands)	Historical Wright Medical Group Inc.	Historical Tornier N.V.	Acquisition Adjustments (Note 3)			Pro Forma Condensed Combined
Assets:
Current assets:
Cash and cash equivalents	$254,435	$30,111	$(11,750)	3	(h)	$178,763
			(79,258)	3	(j)
			(14,775)	3	(k)
Accounts receivable, net	51,713	62,303	—			114,016
Inventories	111,064	83,668	50,320	3	(l)	245,052
Prepaid expenses	8,611	15,382	(11,752)	3	(m)	12,241
Deferred income taxes	4,007	5,888	953	3	(f)	10,848
Other current assets	32,045	5,632	—	3	(m)	37,677

Total current assets	461,875	202,984	(66,262)			598,597

Property, plant and equipment, net	122,450	102,360	18,911	3	(e)	243,721
Goodwill	190,568	238,505	470,932	3	(g)	900,005
Intangible assets, net	68,308	79,610	118,790	3	(d)	266,708
Deferred income taxes	736	627	—	3	(f)	1,363
Other assets	121,598	1,192	—	3	(m)	122,790

Total assets	965,535	625,278	542,371			2,133,184

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	18,261	15,306	—			33,567
Accrued expenses and other current liabilities	79,345	59,046	2,649	3	(f)	141,680
			640	3	(m)
Current portion of long-term obligations	784	8,354	(7,000)	3	(j)	2,138

Total current liabilities	98,390	82,706	(3,711)			177,385

Long-term debt and capital lease obligations	565,556	77,774	(72,258)	3	(j)	571,072
Deferred income taxes	14,591	17,375	45,200	3	(f)	77,166
Other liabilities	173,027	8,196	—			181,223

Total liabilities	851,564	186,051	(30,769)			1,006,846

Stockholders’ equity:
Common stock	512	1,950	991	3	(i)	3,453
Additional paid-in capital	786,443	791,756	(794,683)	3	(i)	1,810,644
			998,711	3	(a)
			8,091	3	(b)
			20,676	3	(c)
			(350)	3	(h)
Accumulated other comprehensive income	(4,895)	(27,597)	27,597	3	(i)	(4,895)
Retained earnings (accumulated deficit)	(668,089)	(326,882)	326,882	3	(i)	(682,864)

			(14,775)	3	(k)

Total stockholders’ equity	113,971	439,227	573,140			1,126,338

Total liabilities and stockholders’ equity	$965,535	$625,278	$542,371			$2,133,184

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2015

(in thousands, except per share data)	Historical Wright Medical Group Inc.	Historical Tornier N.V.	Reclassification Adjustments (Note 5)	Acquisition Adjustments (Note 4)			Pro Forma Condensed Combined
Net sales	$238,493	$246,257	$—	$(9,732)	4	(g)	$475,018
Cost of sales	63,812	55,100	—	1,107	4	(c)	118,981
				(1,038)	4	(g)

Gross profit	174,681	191,157	—	(9,801)			356,037

Operating expenses:
Selling, general and administrative	250,801	174,622	5,902	4,249	4	(c)	425,423
				(6,781)	4	(e)
				(89)	4	(f)
				(3,281)	4	(g)
Research and development	24,644	16,783	329	98	4	(c)	41,854
Amortization of intangible assets	7,741	12,051	—	1,368	4	(b)	21,160
Special charges	—	6,860	(6,860)	—			—

Total operating expenses	283,186	210,316	(629)	(4,436)			488,437

Operating (loss) income	(108,505)	(19,159)	629	(5,365)			(132,400)
Interest expense, net	29,793	4,089	—	(2,737)	4	(a)	31,145
Other (income) expense, net	7,395	262	629	—			8,286

Income (loss) from continuing operations before income taxes	(145,693)	(23,510)	—	(2,628)			(171,831)
Provision (benefit) for income taxes	511	1,743	—	(1,166)	4	(d)	1,088

Net (loss) income from continuing operations	$(146,204)	$(25,253)	$—	$(1,462)			$(172,919)

Net (loss) income from continuing operations per share:
Basic	$(2.86)						$(1.69)
Diluted	$(2.86)						$(1.69)
Weighted average common shares outstanding:
Basic	51,033						102,358
Diluted	51,033						102,358

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2014

(in thousands, except per share data)	Historical Wright Medical Group Inc.	Historical Tornier N.V.	Reclassification Adjustments (Note 5)	Acquisition Adjustments (Note 4)			Pro Forma Condensed Combined
Net sales	$298,027	$344,953	$—	$(15,545)	4	(g)	$627,435
Cost of sales	73,223	83,464	—	1,681	4	(c)	156,689
				(1,679)	4	(g)

Gross profit	224,804	261,489	—	(15,547)			470,746

Operating expenses:
Selling, general and administrative	289,620	237,158	9,413	6,449	4	(c)	525,581
				(12,385)	4	(e)
				(214)	4	(f)
				(4,460)	4	(g)
Research and development	24,963	24,139	454	149	4	(c)	49,705
Amortization of intangible assets	10,027	17,135	—	757	4	(b)	27,919
Special charges	—	4,479	(4,479)	—			—

Total operating expenses	324,610	282,911	5,388	(9,704)			603,205

Operating (loss) income	(99,806)	(21,422)	(5,388)	(5,843)			(132,459)
Interest expense, net	17,398	5,183	—	(3,046)	4	(a)	19,535
Other (income) expense, net	129,626	1,276	(5,388)	—			125,514

Income (loss) from continuing operations before income taxes	(246,830)	(27,881)	—	(2,797)			(277,508)
Provision (benefit) for income taxes	(6,334)	1,590	—	(1,675)	4	(d)	(6,419)

Net (loss) income from continuing operations	$(240,496)	$(29,471)	$—	$(1,122)			$(271,089)

Net (loss) income from continuing operations per share:
Basic	$(4.83)						$(2.66)
Diluted	$(4.83)						$(2.66)
Weighted average common shares outstanding:
Basic	49,758						101,905
Diluted	49,758						101,905

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Merger

The Merger Agreement provided for the business combination of Wright and Tornier. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Wright, with Wright continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Tornier. In connection with the Merger, Tornier changed its corporate name to Wright Medical Group N.V.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, (1) each share of Wright common stock was converted into the right to receive 1.0309 ordinary shares of Wright N.V.; (2) each option to acquire shares of Wright common stock that was then outstanding became fully vested and exchanged for an option to acquire, on the same terms and conditions as were applicable to the option prior to the Merger (after giving effect to the acceleration of vesting as a result of the Merger), that number of ordinary shares of Wright N.V. that is equal to the product of (i) the number of shares of Wright common stock subject to the option and (ii) 1.0309, rounded down to the nearest whole number of ordinary shares of Wright N.V., at an exercise price per ordinary share equal to the quotient obtained by dividing (x) the per share exercise price of the Wright option by (y) 1.0309, rounded up to the nearest whole cent; (3) each Wright restricted share that was then outstanding automatically became fully vested and free of any forfeiture restrictions and was converted into the right to receive 1.0309 ordinary shares of Wright N.V.; and (4) each Wright restricted stock unit award that was then outstanding automatically became fully vested and free of any forfeiture restrictions, and, at the effective time, was cancelled, extinguished and converted into the right to receive that number of ordinary shares of Wright N.V. that is equal to the product of (i) the total number of shares of Wright common stock underlying the award immediately prior to the effective time and (ii) 1.0309. Cash was paid to Wright shareholders in lieu of any fractional ordinary shares of Wright N.V. determined in accordance with the amount of the fractional share interest, instead of such fractional share.

For purposes of the Pro Forma Financial Statements only, the total consideration to the holders of Tornier ordinary shares reflects the estimated fair value of the equity issuance, which is based on the September 30, 2015 closing price of Wright common stock of $21.02 per share. Tornier shareholders did not receive consideration in connection with the Merger; however, because Wright is the acquirer for accounting purposes, the Pro Forma Financial Statements reflect the estimated fair value of the equity issuance to Tornier shareholders. This amount of total consideration is not necessarily indicative of the actual consideration that was transferred in the Merger.

2. Basis of Presentation

The total estimated consideration for the acquisition (for accounting purposes) of Tornier is expected to equal the equivalent of the market value of the Wright common stock that would have been issued to Tornier shareholders immediately following the closing of the Merger to effectuate the 48% ownership of the combined company. For purposes of these Pro Forma Financial Statements, the acquisition consideration was based on the number of shares of Wright common stock that were outstanding on September 30, 2015, and the market value of Wright common stock as of that date ($21.02). Total acquisition consideration as of this date is estimated to be $1.0 billion.

The Pro Forma Financial Statements were prepared using the acquisition method of accounting and based on the historical financial information of Wright and Tornier. The acquisition method of accounting in accordance with ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting, in accordance with ASC 805, uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

ASC 820 defines fair value, establishes the framework for measuring fair value for any asset acquired or liability assumed under U.S. GAAP, expands disclosures about fair value measurements, and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold. Additionally, the fair value may not reflect Wright N.V.’s management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Assets acquired and liabilities assumed in a business combination that arise from contingencies must be recognized at fair value if the fair value can be reasonably estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability would be recognized in accordance with ASC 450, “Disclosure of Certain Loss Contingencies” (ASC 450). If the fair value is not determinable and the ASC 450 criteria are not met, no asset or liability would be recognized. At this time, to the extent contingencies exist, Wright N.V.’s management does not have sufficient information to determine the fair value of Tornier’s contingencies acquired. If information becomes available, which would permit Wright N.V.’s management to determine the fair value of these acquired contingencies, these amounts will be adjusted in accordance with ASC 820.

The unaudited condensed consolidated pro forma financial statements of Wright N.V. have been prepared in accordance with U.S. GAAP. These Pro Forma Financial Statements include the accounts of Wright presented on a calendar year-end and Tornier, which is determined on a 52-week basis consisting of four 13-week quarters, with year-end falling on the Sunday nearest to December 31. There were no material intervening events that occurred involving the two entities between September 27, 2015 and September 30, 2015, or between December 28, 2014 and December 31, 2014.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. Independent third-party appraisers assisted in performing a preliminary valuation. Wright N.V.’s management assumes responsibility for the valuation performed by these appraisers. The final valuation of acquired assets and liabilities assumed will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of Tornier’s tangible and identifiable intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed resulting from the estimated pro forma adjustments.

The preliminary consideration and estimated fair value of Tornier’s assets acquired and liabilities assumed as if the Merger had closed on September 30, 2015 is presented as follows:

(in thousands)	Note	Amount
Calculation of consideration estimated to be transferred
Fair value of ordinary shares effectively transferred to Tornier shareholders	3(a)	$998,711
Fair value of ordinary shares effectively transferred to Tornier share award holders	3(b)	8,091
Fair value of ordinary shares effectively issued to Tornier stock option holders	3(c)	20,676

Fair value of total consideration		1,027,478
Recognized amounts of identifiable assets acquired and liabilities assumed
Net book value of assets acquired as of September 30, 2015		439,227
Less transaction costs expected to be incurred by Tornier	3(h)	(11,400)
Less write-off of pre-existing Tornier goodwill and intangible assets		(318,115)

Adjusted net book value of assets assumed		109,712
Identifiable intangible assets at fair value	3(d)	198,400
Increase property, plant and equipment to fair value	3(e)	18,911
Increase inventory to fair value	3(l)	50,320
Other adjustments at fair value	3(m)	(12,406)
Deferred tax impact of fair value adjustment	3(f)	(46,896)

Goodwill		$709,437

Note: The fair value adjustments above include the removal of the assets sold to Integra as these were not assumed in the Merger.

a)	To record the fair value of Wright N.V. ordinary shares that would have been held by the current Tornier shareholders had the Merger closed on September 30, 2015.

b)	In accordance with ASC 805, the consideration transferred includes $8.1 million for the fair value of certain Tornier share awards, consisting of restricted stock units and performance stock units, which include a preexisting, automatic change in control clause (whereby these awards vest immediately upon a change in control). The consideration transferred in the Merger is measured using the fair value based measure of the share awards as of the closing date.

For purposes of calculating the consideration transferred, the fair value based measure of the Tornier share awards was determined to be the closing market price of Tornier ordinary shares of $20.39 on September 30, 2015.

c)	In accordance with ASC 805, the consideration transferred includes $20.7 million for the fair value of certain Tornier stock options, which include a preexisting, automatic change in control clause (whereby the options vest immediately upon a change in control). The consideration transferred in the Merger is measured using the fair value based measure of the stock options as of the closing date.

For purposes of calculating the consideration transferred, the fair value based measure of the Tornier options was determined on a grant-by-grant basis using the Black-Scholes option pricing model with the following assumptions: (1) the closing market price of Tornier ordinary shares of $20.39 on September 30, 2015; (2) an expected remaining life considering the original expected life for the options, the remaining service period and the contractual life of the option as of September 30, 2015; (3) volatility based on a blend of the historical stock price volatility of Tornier ordinary shares over the most recent period equivalent to the expected life of the options; and (4) the risk-free interest rate based on published U.S. Treasury yields for notes with comparable terms as the expected life of the options.

d)	For purposes of the Pro Forma Financial Statements, the general categories of the acquired identifiable intangible assets are expected to be the following:

•	Customer relationships

•	Developed technology

•	In-process research and development (R&D)

•	Trade name

Identifiable intangible assets expected to be acquired consist of the following:

(in thousands)	Amount
Identifiable intangible assets
Customer relationships	$82,000
Developed technology	90,500
In-process R&D	17,300
Trade name	8,600

Estimated fair value of identified intangible assets	198,400
Pre-existing Tornier intangible assets	(79,610)

Pro forma adjustment for estimated fair value of identifiable intangible assets	$118,790

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results that differ from the pro forma estimates or if the above scope of intangible assets is modified, including corresponding useful lives and related amortization methods. The final valuation will be completed within 12 months of the completion of the Merger.

e)	To record an estimated $18.9 million increase to Tornier’s property, plant and equipment to present property, plant and equipment at estimated fair value.

f)	Reflects the adjustment to deferred income tax assets and liabilities resulting from pro forma fair value adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. For further information, see Note 4(d). The deferred tax assets recorded on the unaudited pro forma condensed combined balance sheet have not been assessed for the need of a valuation allowance. Further, the deferred tax liabilities recorded on the unaudited pro forma condensed combined balance sheet have not been assessed to determine the possible release of a valuation allowance. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon Wright N.V.’s management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(in thousands)	Nine Months Ended September 30, 2015
Adjustments to current deferred tax asset:
Inventory – Note 3(l)	$953
Adjustments to current deferred tax liability:
Inventory – Note 3(l)	2,649
Adjustments to non-current deferred tax asset:
Property, plant and equipment – Note 3(e)	—
Adjustments to non-current deferred tax liability:
Identifiable intangible assets – Note 3(d)	43,195
Pre-merger goodwill – Note 3(n)	(3,826)
Property, plant and equipment – Note 3(e)	5,831

45,200

Deferred tax impact of fair value adjustments	$46,896

g)	To record the following goodwill adjustments:

(in thousands)
Goodwill	$709,437
Pre-existing Tornier goodwill	(238,505)

Pro forma adjustment	$470,932

h)	Represents $11.8 million of estimated net transaction costs incurred by Tornier, which will reduce net assets acquired with the exception of equity issuance costs of $0.4 million, which will reduce retained earnings (accumulated deficit).

i)	Represents the elimination of Tornier’s historical additional paid-in capital, accumulated other comprehensive income, and retained earnings (accumulated deficit). This adjustment also reflects the combined company’s anticipated ordinary shares at €0.03 fair value, with the offset to additional paid-in capital.

j)	Pursuant to Tornier’s former credit agreement entered into on October 4, 2012, certain activities were defined as a “change in control” under the agreement. The Merger constituted a change in control, which required payment of the outstanding principal and interest. The Pro Forma Financial Statements are adjusted to represent the payment of the bank term debt and line of credit, and the elimination of the related interest expense (see Note 4(a)). Included as an offset to Tornier’s outstanding debt balance is $1.8 million of deferred financing costs related to the debt, which have also been eliminated.

k)	To record Wright’s estimated acquisition-related transaction costs of $14.8 million. The unaudited pro forma condensed combined balance sheet reflects the $14.8 million of costs as a reduction of cash with a corresponding decrease to retained earnings (accumulated deficit).

l)	To record an estimated $50.3 million increase to Tornier’s inventory to present inventory at estimated fair value. The pro forma unaudited condensed combined statement of operations does not reflect the amortization of the inventory fair value increase since it is not expected to have a continuing impact on the consolidated results. This charge will be included in the combined company’s consolidated statement of operations subsequent to the Merger and is expected to be released over the normal sales cycle, estimated to be approximately 12 months.

m)	Tornier’s historical balance sheet includes $11.8 million of prepaid taxes related to the intercompany transfer of inventory. As prepaid taxes on the intercompany transfer of inventory do not result in any future value the balance has been eliminated. The remainder of the adjustment is to record assets and liabilities associated with favorable and unfavorable leasehold interests in order to present them at fair value.

n)	To remove the pre-merger deferred tax liability associated with goodwill deductible for tax purposes.

4. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

a)	To eliminate Tornier’s historical interest expense related to its former bank term debt and line of credit, which was paid off in connection with the Merger (see Note 3(j)).

b)	To record estimated pro forma amortization expense on the finite-lived intangible assets pro forma adjustment discussed in Note 3(d) of $1.4 million and $0.8 million for the nine months ended September 30, 2015 and fiscal year ended December 31, 2014, respectively.

Pro forma amortization has been estimated on a preliminary basis, using the straight-line method over the estimated useful life and is as follows:

(in thousands, except estimated useful life)	Estimated Fair Value	Weighted Average Estimated Useful Life	Nine Months Ended September 30, 2015	Fiscal Year Ended December 31, 2014
Acquired finite-lived intangible assets	$181,100	10	$13,419	$17,892
Tornier historical amortization expense			(12,051)	(17,135)

Pro forma amortization expense			$1,368	$757

c)	To record estimated pro forma depreciation expense on the property, plant and equipment pro forma adjustment discussed in Note 3(e) of $5.5 million and $8.3 million for the nine months ended September 30, 2015 and fiscal year ended December 31, 2014, respectively. The estimated pro forma depreciation expense adjustment is based on the increase in fair value above net book value calculated over an approximate estimated weighted average useful life of six years.

d)	The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment was expected to occur.

Although not reflected in the Pro Forma Financial Statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, such as the geographical mix of taxable income affecting state and foreign taxes, among other factors.

Estimated income tax expense (benefit) included in the pro forma statements of operations is as follows:

	Nine Months Ended September 30, 2015	Fiscal Year Ended December 31, 2014
(in thousands)	Acquisition Adjustment	Acquisition Adjustment
Interest expense – Note 4(a)	$983	$1,082
Amortization of intangible assets – Note 4(b)	(497)	(275)
Depreciation of plant, property and equipment – Note 4(c)	(1,682)	(2,553)
Market rent expense – Note 4(f)	30	71

Adjustment to provision (benefit) for income taxes	$(1,166)	$(1,675)

e)	Certain merger-related transaction costs have been expensed in Wright’s and Tornier’s historical statements of operations. As merger-related transaction costs are non-recurring items, they have not been reflected in the unaudited pro forma condensed combined statements of operations. An adjustment totaling $6.8 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove merger-related transaction costs of $3.5 million that were expensed by Wright and $3.2 million that were expensed by Tornier during the nine months ended September 30, 2015, respectively. An adjustment totaling $12.4 million has been reflected in the unaudited pro forma condensed combined statement of operations to remove merger-related transaction costs of $8.7 million that were expensed by Wright and $3.6 million that were expensed by Tornier during the fiscal year ended December 31, 2014, respectively.

f)	To record pro forma rent expense associated with favorable and unfavorable leasehold interests (see Note 3(m)).

g)	To remove the historical activity of the business sold to Integra.

5. Pro Forma Reclassification Adjustments

Certain reclassifications have been made to Tornier’s historical statements of operations to conform to Wright’s presentation. These adjustments reclassify Tornier’s special charges to selling, general, and administrative expense, research and development expense and other (income) expense, net. Special charges reclassified to selling, general and administrative expense and research and development expense include acquisition, integration and distributor transition costs, restructuring charges and legal settlement expense. Special charges reclassified to other (income) expense, net represent fair value adjustments related to contingent consideration.

6. Earnings Per Share

Pro forma earnings from continuing operations per share for the nine months ended September 30, 2015 and fiscal year ended December 31, 2014 have been calculated based on the estimated weighted average number of Wright N.V. ordinary shares outstanding on a pro forma basis, as described below. The pro forma weighted average shares outstanding have been calculated as if the shares issued in the Merger had been issued and outstanding as of January 1, 2014, the beginning of fiscal year 2014. For additional information on calculation of merger-related shares, see Notes 3(a), 3(b) and 3(c).

(in thousands, except share and per share data)	Nine Months Ended September 30, 2015	Fiscal Year Ended December 31, 2014
Net (loss) income from continuing operations	$(173,256)	$(271,353)

Basic – weighted average shares outstanding	102,358	101,905
Diluted – weighted average shares outstanding	102,358	101,905

Net (loss) income from continuing operations per share:
Basic	$(1.69)	$(2.66)
Diluted	$(1.69)	$(2.66)